Exhibit 99.1

Cabot Corporation Announces Election of Christine Yan to Board of Directors

BOSTON – May 13, 2019— Cabot Corporation (NYSE: CBT) today announced that Christine Yan has been elected to its Board of Directors, effective today. She was also appointed to serve as a member of the Safety, Health, Environment & Sustainability Committee of the Board of Directors. Ms. Yan recently retired from the position of vice president of integration at Stanley Black & Decker where she led the company’s successful integration of Nelson Fastener Systems. Prior to this role, Ms. Yan served as President – Asia for Stanley Black & Decker based in Shanghai, China and President – Stanley Storage and Workspace Systems.

Sue H. Rataj, Non-Executive Chair of Cabot’s Board of Directors, said, “We are very pleased to welcome Christine to our Board. She brings years of experience in global manufacturing and engineering as well as significant experience in international business, specifically in Asia. Given her extensive background in Asia, Ms. Yan will add valuable insights as Cabot expands its business in this region.”

“I am delighted and honored to join the Cabot Board of Directors. Cabot is a trusted leader in its markets and in sustainable operations. I look forward to leveraging my expertise to help the company reach its fullest potential and achieve its growth objectives,” said Ms. Yan.

Ms. Yan started her career at Stanley Black & Decker as an engineering intern in 1989 and progressed to be the first female business unit president for the company in 2006 when she became President of Global Automotive for the Engineered Fastening Business. Ms. Yan also serves as a director of Modine Manufacturing Company, ON Semiconductor and Ansell Limited and serves on the advisory board for Goldman Sach’s China-US Industrial Cooperation Partnership. She holds a Bachelor of Science degree from Shandong University in Shandong, China, a Master of Science in Mechanical Engineering degree from Wayne State University in Detroit, Michigan, and a Master of Business Administration degree from the University of Michigan’s Ross School of Business in Ann Arbor, Michigan.

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

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Cabot Corporation

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